Exhibit 10.26

Transitional Services and Release Agreement

This Transitional Services and Release Agreement (“Agreement”), dated March 2, 2015, is knowingly and voluntarily made and entered into by and between Ford Wright (“Executive”) and Zumiez Inc. (hereafter “Employer” or the “Company”) (collectively the “Parties”).

Executive has expressed his desire to retire from the Company effective on March 20, 2015, and the Employer accepts Executive’s resignation effective on March 20, 2015, but desires to obtain transitional services by way of a Consulting Arrangement from March 21, 2015, through and including December 31, 2015 (hereafter, the “Consulting Term”).

In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the Parties hereto agree as follows:

1. Separation of Employment: It is understood and agreed that Executive’s last date of employment (the “Separation Date”) with Employer is March 20, 2015.

2. Terms. Provided that Executive signs this Agreement, complies with all Executive’s obligations to Employer, including, without limitation, Executive’s obligations under this Agreement, then, in addition to the other benefits to Executive under this Agreement, Employer will provide the following benefits to Executive:

Employer agrees to enter into the Independent Consultant Agreement attached hereto as Exhibit A, retaining Executive as an independent contractor to provide advice and consulting to Employer as requested by Employer for the Consulting Term;

If Executive elects to utilize executive coaching services, then Employer will provide executive coaching for a period of up to six (6) months following the Separation Date; If Executive and/or his dependents timely elect COBRA continuation coverage, then Employer will reimburse COBRA costs for the Consulting Term.

3. Executive’s General Release. Executive agrees to release, and hereby does release, Employer, its Board of Directors, officers, agents and assigns (collectively referred to as the “Releasees”) from any and all claims, charges, complaints, causes of action or demands of whatever kind or nature that Executive now has or has ever had against the Company, whether known or unknown, arising from or relating to Executive’s employment with or resignation from the Company. This release includes but is not limited to: wrongful or tortious termination; constructive discharge; implied or express employment contracts and/or estoppel; discrimination and/or retaliation under any federal, state or local statute or regulation, specifically including any claims Executive may have under the Fair Labor Standards Act, the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq., as amended, the Genetic Information Nondiscrimination Act of 2008; the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621, et seq., Section 1981 of U.S.C. Title 42, the Equal Pay Act, the Family and Medical Leave Act, the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514A, also known as the Sarbanes-Oxley Act, the Rehabilitation Act of 1973, 29 U.S.C. § 703, et seq., Executive Orders 11246 or 11141, the Executive Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq., and COBRA, 29 U.S.C. 1161, et seq.; the Washington State Minimum Wage Act, the Washington State Family Leave Act, the Washington State Family Care Act, the Washington State Law Against Discrimination, and the Washington

State Industrial Welfare Act; any claims brought under any federal or state statute or regulation for non-payment of wages or other compensation, including expense reimbursements and/or bonuses due after the Separation Date, stock grants or stock options; and libel, slander, or breach of contract other than the breach of this Agreement. This release specifically excludes claims, charges, complaints, causes of action or demand that post-date the Separation Date, and that are based on factual allegations that do not arise from or relate to Executive’s present employment with or termination from the Company.

4. Exceptions to Executive’s General Release. Notwithstanding anything to the contrary set forth in the clauses titled, “Executive’s General Release” of this Agreement, this Agreement shall not release, waive, or adversely affect rights or interest Executive may have, if any, as follows: (a) Executive’s right to obtain any vested balance in Employer’s 401(k) plan or other retirement plan(s), if any; (b) Executive’s contractual rights pursuant to any Executive welfare benefit, pension or retirement plan of Employer or its affiliates as set forth in written plan documents; (c) Executive’s conversion or continuation of coverage rights under any Executive welfare benefit, pension, or retirement plan of Employer or its affiliates pursuant to applicable plan documents, COBRA, or other applicable law; (d) Executive’s right to apply for and receive compensation or benefits for workplace injury or occupational disease under applicable workers’ compensation laws; (e) Executive’s right to apply for and receive unemployment insurance and unemployment compensation benefits; and (f) Executive’s right to be indemnified by Company from and against third party claims arising from Executive’s status as an officer of Employer;

5. Return of Employer Documents and Property. As a material inducement to Employer to enter into this Agreement, Executive represents and warrants that Executive will return to Employer all property and documents (including his company-issued cellular phone, laptop computer and paper documents, emails, electronic, digital, or data files, audio or visual recordings) in Executive’s possession, custody or control, or in the possession, custody or control, including any and all copies, abstracts, or summaries that might reflect the data or information reflected in such documents, and any item or property belonging to Employer, including, without limitation, keys, and access cards.

6. No Claims Filed. Executive represents, warrants, and promises that there are no pending suits, claims, charges, grievances, actions, appeals, complaints or proceedings of any kind by Executive or on Executive’s behalf against any of the Releasees. Executive further represents, warrants, and promises that Executive shall not commence or institute, or authorize any other person or entity on Executive’s behalf, governmental or otherwise, to commence or institute any suit, claim, charge, grievance, action, appeal, complaint, or proceeding of any kind against any of the Releasees in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or arbitrator(s), public or private, based upon the claims released pursuant to Section 4.1 of this Agreement. If any federal, state or local court, department, administrative or other agency assumes jurisdiction over any matters, claims, charges, complaints or actions by, for, or on behalf of Executive with respect to such released claims, then Executive shall take all actions necessary to cause such proceedings to terminate immediately without liability to any of the Releasees. Executive further represents that Executive has authority to enter this Agreement, and has not assigned or transferred or attempted to assign or transfer to any person any claim that Executive has or may have against any of the Releasees.

7. No Admission of Liability. Employer denies any wrongdoing. The Parties acknowledge that Employer is entering into this Agreement solely for the purpose of compromising any disputed claims and avoiding the time, expense and uncertainty of any ongoing disagreements or disputes. It is expressly understood and agreed that nothing contained in this Agreement shall constitute or be construed or treated as an admission of any wrongdoing or liability on the part of the Company. Neither this Agreement nor any of its terms is admissible in any proceeding, except a proceeding to interpret or enforce its terms.

8. Responsibility for Payment of Taxes. Executive understands, agrees, and acknowledges that Executive has obtained no advice from the Employer or Releasees and that neither the Employer nor Releasees nor their attorneys have made any representations regarding the tax consequences, if any, regarding the payments provided for in this or any related Agreement. Executive acknowledges, agrees, and understands that the taxability of the payments provided in this Agreement shall be governed by applicable federal, state, and local tax laws and regulations, and that Executive shall be solely responsible for any taxes, interest and penalties that might be owed with respect to such payments. Executive further promises and agrees that, in the event that Executive fails to pay the taxes that are due as a result of the payments made by Employer pursuant to this Agreement and/or any taxing authority looks to Employer or any related entity for satisfaction of any tax liability, penalties, fines, interest or withholdings associated with the payments provided for in this Agreement, then Executive shall indemnify and hold harmless Employer for all taxes, penalties, interest, withholdings, amounts paid in settlement to any taxing authority, and expenses, including but not limited to, defense expenses and attorneys’ fees, with regard to the payments. In the event that Employer’s right to indemnification under this paragraph is triggered, Employer shall have the right to defend itself, select its own counsel, decide to contest or settle any claims asserted, and direct their strategy and defense in relation to matters involving any taxing authority.

9. Acknowledgement of Wages Paid and No Other Amounts Due. Executive understands, agrees, and acknowledges that Executive has been paid any and all salary, bonuses, commissions, shares of restricted stock, stock options or other amounts due from Releasees, and that no amounts are due to Executive from Releasees except pursuant to and as provided in this Agreement and that Executive is receiving payments and other consideration under this Agreement that Executive would not otherwise be entitled to receive but for this Agreement.

10. Non-Disparagement. Executive promises and agrees that Executive shall not make any negative or disparaging statements or comments directly, indirectly or by inference (whether in writing, orally, or electronically, or in an Internet, website, or blog posting, or by means of any form of social media, including, without limitation, Facebook, Instagram or Twitter, or in any other form of communication of any kind) about Releasees and/or any Releasee’s business, products, market position, employment policies and practices, Executives (past and present), operations, and/or products or services, either as fact or opinion.

11. Employment References. Executive agrees to refer any requests for employment references to Employer’s Human Resources department at Employer’s corporate office for Employer.

12. Injunctive Relief: In the event of Executive’s actual or threatened breach of any of Executive’s obligations to Employer under this Agreement, Employer shall be entitled to an injunction restraining Executive from violating such obligations and requiring Executive to abide by this Agreement. Nothing shall be construed as prohibiting Employer from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from Executive.

13. Choice of Law and Venue: This Agreement shall be interpreted under and governed by, construed and enforced in accordance with, and subject to, the laws of the State of

Washington, without giving effect to any principles of conflicts of law. Any disputes between or involving Executive or Employer shall be adjudicated exclusively in King County, Washington, and both parties hereby consent to such exclusive jurisdiction.

14. Continuing Obligations. Executive agrees, understands, and acknowledges that Executive has certain continuing obligations to Employer that survive the termination of Executive’s employment and shall continue unabated, including, without limitation, obligations under law to maintain and not disclose to anyone Employer’s trade secrets and confidential information, documents, and other materials revealed to Executive during the course of Executive’s association with Employer. Furthermore, in consideration for the benefits outlined in Section 2 of this Agreement, Executive agrees not to compete with Employer from the Separation Date through December 31, 2016 (the “Restricted Period”). Executive further agrees not to solicit any of the Employers’ employees, vendors, or suppliers to terminate or change their relationship with the Employer during the Restricted Period.

15. Severability. If any provision in this Agreement or compliance by Executive or Employer with any provision of this Agreement would constitute a violation of any applicable law, or is or becomes unenforceable or void, it will be deemed modified to the extent necessary so that it no longer would constitute a violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Agreement, which provisions shall remain binding on Executive and Employer.

16. Waivers. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall it be, a waiver of any other breach of this Agreement. No waiver of any breach shall be binding unless in writing and signed by the Party waiving the breach.

17. Signature in Counterparts: This Agreement may be signed by the Parties in separate counterparts, with the same effect as if all Parties had signed the same instrument.

18. Review by Counsel: Executive is hereby advised of Executive’s right and opportunity to have this Agreement reviewed by, and to discuss with, legal counsel of Executive’s choice.

19. Entire Agreement. This Agreement, along with Exhibit A, constitutes the only agreements between the Parties, and any other agreements are superseded. For the avoidance of doubt, this Agreement supersedes any prior understandings or agreements between the Parties. The Parties represent and warrant that they are not relying on any promises or representations except as may be set forth explicitly in this Agreement or the agreements explicitly referenced in the first sentence of this Section. The Parties further understand and agree that this Agreement can be amended or modified only by a written agreement, signed by all of the Parties hereto.

20. Acknowledgments, Representations, and Warranties. Executive acknowledges, understands, agrees, represents and warrants that:

Executive has had a full and fair opportunity after receipt of this Agreement within which to review and consider the Agreement and further acknowledges, represents, and agrees that when Executive signs this Agreement it is only because Executive does not need any further time to consider whether to sign this Agreement;

Executive has been advised to consult with an attorney of Executive’s own choosing as referenced in Section 18 above prior to executing this Agreement;

Executive has carefully read and fully understands all the provisions of this Agreement;

Executive is releasing all the Releasees (as defined above) from any and all claims Executive has or may have against the Releasees except as stated in Section 4 of this Agreement;

Executive is knowingly and voluntarily agreeing to all the terms set forth in this Agreement;

Executive is receiving benefits to which Executive otherwise would not be entitled but for this Agreement;

Executive understands, acknowledges, and agrees that Executive may be waiving significant legal rights by signing this Agreement, and represents that Executive has entered into this Agreement freely and voluntarily, after the opportunity to consult with Executive’s attorney, with a full understanding of and in agreement with all of its terms; and

Executive has the full and unencumbered right, power, and authority to enter into this Agreement and to fulfill all his obligations under this Agreement and, in particular, but without limitation, Executive has not assigned or encumbered any of his rights or interests released and/or transferred by this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement.

DATED: March 2, 2015	/s/ Ford Wright
Ford Wright

Zumiez Inc.

DATED: March 2, 2015	By:	/s/ Richard M. Brooks

	Its:	Chief Executive Officer

EXHIBIT A

INDEPENDENT CONSULTANT AGREEMENT

This INDEPENDENT CONSULTANT AGREEMENT (this “Agreement”) is made and entered into by and between Zumiez Inc. (the “Company”), and Ford Wright (“Consultant”) (collectively, the “Parties”) and shall be effective upon March 21, 2015 (the “Effective Date”).

WHEREAS, the Company desires to retain Consultant as an independent contractor to render consulting and advisory services for the Company on the terms and conditions set forth in this Agreement, and Consultant desires to be retained by the Company on such terms and conditions.

NOW THEREFORE, in consideration of the promises, the respective covenants and commitments of the Company and Consultant set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Consultant agree as follows:

1.	Retention of Consultant and Services to be Performed. The Company hereby retains Consultant to aid and assist Company on matters relating to Consultant’s business and operations as the Company may request from time to time on an as needed basis. Consultant shall be on retainer, and may or may not be called upon to render any services.

2.	Term. The term of this Agreement shall commence on the Effective Date and shall continue until December 31, 2015 (“Termination Date”).

3.	Expenses. Company shall reimburse Consultant for all reasonable and necessary out-of-pocket expenses that Consultant may incur in performing his duties under this Agreement, provided such expenses are approved in advance, in writing by the Company’s Chief Executive Officer. Consultant shall be paid a monthly retainer fee of sixteen thousand six hundred sixty six dollars per month. Consultant shall receive this retainer fee for being available to provide services upon request from the Company.

4.	Protection of Company’s Legitimate Business Interests. In order to avoid any conflict of interest for Consultant and to protect the Company’s important and legitimate business interests, including, without limitation, its confidential information and trade secrets, its valuable goodwill in its relationships with its customers, prospective customers, and employees, and its corporate opportunities, Consultant agrees as follows:

a.

Except as permitted or directed by the Company, during the term of this Agreement or at any time thereafter, Consultant shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any proprietary, confidential knowledge or trade secrets of the Company which Consultant has acquired or becomes acquainted with or will acquire or become acquainted with during his employment with the Company or during the term of this Agreement. The foregoing obligations of confidentiality shall not apply to any knowledge or information (i) which is now published or which subsequently becomes generally publically known in the form in which it was obtained from the Company, other than as a direct or indirect result of Consultant’s improper disclosure; (ii) which Consultant receives from a third party who owes no duty of confidentiality to Company; or (iii) which is independently created by Consultant without reliance on

Company’s records or information, provided that it will be Consultant’s burden to prove that he developed such information without reliance on the Company’s records or information.

5.	Assignment. The terms and conditions of this Agreement are personal to Consultant, and Consultant may not assign Consultant’s rights or obligations to any person or entity without the prior written consent of the Company. This Agreement may be assigned by the Company to (i) any affiliates or (ii) any non-affiliate that shall acquire all or substantially all of the business and assets of the Company. In the event of any such assignment, the Company shall cause the affiliate or non-affiliate to assume the obligations of the Company hereunder with the same effect as if such assignee were “Company” hereunder, and, in the case of such assignment to a non-affiliate, the Company and its affiliates shall be released from all liability hereunder.

6.	Status of Consultant. In rendering services pursuant to this Agreement, Consultant shall be acting as an independent contractor and not as an officer or agent of the Company. As an independent contractor, Consultant shall have no authority, express or implied, to commit or obligate the Company in any manner whatsoever, except as specifically authorized from time to time in writing by an officer of the Company, which authorization may be general or specific. Nothing contained in this Agreement shall be construed or applied to create a partnership or joint venture.

7.	Taxes. Consultant understands, agrees, and acknowledges that Consultant has obtained no advice from the Company or the Company’s agents and that neither the Company nor any of its agents have made any representations regarding the tax consequences, if any, regarding the payments provided for in this or any related agreement. Consultant acknowledges, agrees, and understands that the taxability of the payments provided in this Agreement shall be governed by applicable federal, state, and local tax laws and regulations, and that Consultant shall be solely responsible for any taxes, interest and penalties that might be owed with respect to such payments. Consultant further promises and agrees that, in the event that Consultant fails to pay the taxes that are due as a result of the payments made by the Company pursuant to this Agreement and/or any taxing authority looks to the Company or any related entity for satisfaction of any tax liability, penalties, fines, interest or withholdings associated with the payments provided for in this Agreement, then Consultant shall indemnify and hold harmless the Company for all taxes, penalties, interest, withholdings, amounts paid in settlement to any taxing authority, and expenses, including but not limited to, defense expenses and attorneys’ fees, with regard to the payments. In the event that Company’s right to indemnification under this paragraph is triggered, Company shall have the right to defend itself, select its own counsel, decide to contest or settle any claims asserted, and direct its strategy and defense in relation to matters involving any taxing authority.

8.	Severability. If any provision in this Agreement would constitute a violation of any applicable law, or is or becomes unenforceable or void, it will be deemed modified to the extent necessary so that it no longer would constitute a violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Agreement, which provisions shall remain binding on the Parties.

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9.	Governing Law and Venue. This Agreement shall be construed and enforced in accordance with the laws of the State of Washington. Any dispute between or involving Consultant and the Company shall be adjudicated exclusively in King County, Washington, and both parties hereby consent to such exclusive jurisdiction.

IN WITNESS WHEREOF, Zumiez Inc. and Ford Wright have executed this Agreement on the dates set forth below.

March 2, 2015	/s/ Ford Wright
Date	Ford Wright

March 2, 2015	Zumiez Inc.
Date
	By:	/s/ Richard M. Brooks
	Its:	Chief Executive Officer

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